Exhibit 99.1

Myomo Reports First Quarter 2018 Results

CAMBRIDGE, Mass., May 9, 2018 – Myomo, Inc. (NYSE American: MYO) (“Myomo” or the “Company”), a wearable medical robotics company that offers increased functionality for those suffering from neurological disorders and upper limb paralysis, today reports its financial results for the first quarter ended March 31, 2018.

Recent Highlights and Accomplishments:

•	Total revenue in the first quarter 2018 was $313,000, an increase of 45%, versus the comparable period of 2017. Product revenue of $309,000, increased 56% versus the comparable period of 2017.

•	Increased field sales team by over 100%, and also increased marketing efforts, resulting in a growing number of patient cases in reimbursement claims processing.

•	Continued to expand the number of MyoPro Centers of Excellence at Orthotics & Prosthetics (O&P) organizations. Myomo currently has 46 U.S. locations offering the MyoPro line of powered orthosis following 13 new locations added during the first quarter of 2018.

•	Working with Ottobock, we have now fit the first patients in Germany and Canada.

•	Received $3.6 million from the exercise of approximately 1.2 million warrants at an exercise price of $2.95 per share.

•	Cash on hand increased during the quarter to $14.1 million.

Paul R. Gudonis, Chairman & CEO of Myomo, stated: “Early in the year, with the growth capital raised in December 2017, we added resources to scale up operations, including new hires, establishing additional O&P partnerships and launching new marketing campaigns. With a growing number of patients and O&P providers interested in the product, we project to deliver MyoPro to an increasing number of users and continue to expect 2018 revenue growth to exceed reported year ago levels.”

Financial Highlights for the First Quarter Ended March 31, 2018

	Three Months Ended March 31,		Period-to-Period Change
	2018	2017	$	%
Revenue	$313,179	$216,231	$96,948	45%
Cost of revenue	108,080	78,569	29,511	38%
Gross margin	$205,099	$137,662	$67,437	49%
Gross margin%	65%	64%		1%

First Quarter 2018 Results

Total revenue was $313,000 for the three months ended March 31, 2018; an increase of $97,000, or 45%, as compared to the three months ended March 31, 2017. During the three months ended March 31, 2018, product revenue increased $111,000, or 56%, versus the comparable period of 2017.

Gross margin was 65% for the quarter ended March 31, 2018, as compared to 64% for the three months ended March 31, 2017.

Research and development expenses were $372,000, an increase of $15,000, or 4%, during the three months ended March 31, 2018, as compared to the three months ended March 31, 2017. The increase was primarily due to increased personnel costs.

Selling, general and administrative costs of $2,236,000 increased $1,091,000, or 95%, during the three months ended March 31, 2018, as compared to the same period on 2017. The increase was primarily due to increases in personnel costs of $595,000, which includes $310,000 for additional sales and administrative staff; and $285,000 in share-based compensation expense. Other administrative cost increases include professional fees, rent, insurance, and office expenses of $268,000.

During the three months ended March 31, 2018, the Company generated interest income of $42,000, as compared to interest expense of $141,000 in the same period of 2017. We did not incur interest expense during the three months ended March 31, 2018 due the payoff of our outstanding debt and our convertible promissory notes being converted into common stock upon the closing of our IPO on June 9, 2017.

The Company’s net loss for the quarter ended March 31, 2018 amounted to $2,345,000, compared with a net loss of $1,556,000 for the corresponding 2017 period due to the factors described above. Net loss available to common stockholders for the quarter ended March 31, 2018 was $2,345,000 or ($0.20) per share, compared with a net loss available to common stockholders of $1,745,000, or ($1.55) per share, for the corresponding year ago period.

Adjusted EBITDA1 for the quarter ended March 31, 2018 was a loss of $2,052,000, compared with a loss of $1,341,000 for the corresponding 2017 period. A reconciliation of GAAP to this non-GAAP financial measure has been provided in the financial statement tables included in this press release. An explanation of this measure is also included below under the heading “Non-GAAP Financial Measures.”

Cash on hand at March 31, 2018 was $14,116,000, compared to $12,959,000 at December 31, 2017. The increase in cash was primarily due to $3,550,000 of proceeds received for the exercise of warrants during the quarter. This was partially offset by cash used in operating and investing activities of $2,265,000 and $65,000, respectively.

Conference Call and Webcast Information

Myomo will hold a conference call today, May 9, 2018 at 4:30 p.m. EDT. To access the conference call, please dial 1-877-270-2148 from the U.S. or 1-412-902-6510 internationally. Please instruct to be joined into Myomo’s earnings conference call.

A replay of the conference call will be available approximately one hour after completion of the live conference call at the Investor Relations page. A dial-in replay of the call will be available until May 23, 2018; please dial 1-877-344-7529 from the U.S. or 1-412-317-0088 internationally and provide the passcode of 10119821.

(Tables follow)

About Myomo

Myomo, Inc. is a wearable medical robotics company that offers expanded mobility for those suffering from neurological disorders and upper limb paralysis. Myomo develops and markets the MyoPro product line. MyoPro is a powered upper limb orthosis designed to support the arm and restore function to the weakened or paralyzed arms of patients suffering from CVA stroke, brachial plexus injury, traumatic brain or spinal cord injury, ALS or other neuromuscular disease or injury. It is currently the only marketed device that, sensing a patient’s own EMG signals through non-invasive sensors on the arm, can restore an individual’s ability to perform activities of daily living, including feeding themselves, carrying objects and doing household tasks. Many are able to return to work, live independently and reduce their cost of care. Myomo is headquartered in Cambridge, Massachusetts, with sales and clinical professionals across the U.S. For more information, please visit www.myomo.com.

[1]	Adjusted EBITDA is earnings before interest, taxes, depreciation and amortization adjusted the impact of the write-off of unamortized debt discount associated with conversion of convertible notes into common stock and warrants, stock based-compensation, the impact of the fair value revaluation of our derivative liabilities and the loss on early extinguishment of debt.

Forward Looking Statements

This press release contains forward-looking statements regarding the Company’s future business expectations, including the scale-up of commercial operations, projected users of MyoPro, the expansion of our MyoPro line to Canada, and the therapeutic potential of our products, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors.

These factors include, among other things:

•	our sales and commercialization efforts;

•	our ability to achieve reimbursement from third-party payers for our products;

•	our dependence upon external sources for the financing of our operations;

•	our ability to effectively execute our business plan; and

•	our expectations as to our clinical research program and clinical results.

More information about these and other factors that potentially could affect our financial results is included in Myomo’s filings with the Securities and Exchange Commission, including those contained in the risk factors section of the Company’s annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and other filings with the Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Although the forward-looking statements in this release of financial information are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Non-GAAP Financial Measures

Myomo has provided in this release of financial information that has not been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. This information includes Adjusted EBITDA. This non-GAAP financial measure is not in accordance with, or an alternative for, GAAP and may be different from similar non-GAAP financial measures used by other companies. Myomo believes that the use of this non-GAAP financial measures provides supplementary information for investors to use in evaluating operating performance and in comparing its financial measures with other companies in Myomo’s industry, many of which present similar non-GAAP financial measures. Adjusted EBITDA is EBITDA adjusted for the impact of the write off of unamortized debt discount associated with conversion of convertible notes into common stock and warrants, stock based-compensation, the impact of the fair value revaluation of our derivative liabilities and the loss on early extinguishment of debt. Non-GAAP financial measures that Myomo uses may differ from measures that other companies may use. This non-GAAP financial measure disclosed by Myomo is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP, and should be viewed in conjunction with, GAAP financial measures. Investors are encouraged to review the reconciliation of this non-GAAP measure to its most directly comparable GAAP financial measure. A reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

For Myomo:

ir@myomo.com

Investor Relations:

Vivian Cervantes

PCG Advisory

646-863-6274

vivian@pcgadvisory.com

Public Relations:

Rachel Robbins

Greenough

617-275-6521

rrobbins@greenough.biz

MYOMO, INC.

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

For the three months ended March 31,	2018	2017
Revenue	$313,179	$216,231
Cost of revenue	108,080	78,569

Gross margin	205,099	137,662

Operating expenses:
Research and development	372,359	356,885
Selling, general and administrative	2,235,637	1,144,466

	2,607,996	1,501,351

Loss from operations	(2,402,897)	(1,363,689)
Other expense (income)
Change in fair value of derivative liabilities	(15,307)	24,846
Interest income and other expense, net	(42,188)	167,865

	(57,495)	192,711

Net loss	(2,345,402)	(1,556,400)
Deemed dividend – accreted preferred stock	—	(27,184)
Cumulative dividend to Series B-1 preferred stockholders	—	(161,875)

Net loss available to common stockholders	$(2,345,402)	$(1,745,459)

Weighted average number of common shares outstanding:
Basic and diluted	11,899,456	1,125,127

Net loss per share available to common stockholders:
Basic and diluted	$(0.20)	$(1.55)

MYOMO, INC.

CONDENSED BALANCE SHEETS

	March 31, 2018	December 31, 2017
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$14,116,430	$12,959,373
Accounts receivable	151,445	297,039
Inventories, net	237,879	201,155
Prepaid expenses and other	373,093	388,275

Total Current Assets	14,878,847	13,845,842
Restricted cash	52,000	52,000
Equipment, net	155,319	77,150

Total Assets	$15,086,166	$13,974,992

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and other accrued expenses	$949,846	$1,277,236
Derivative liabilities	24,623	39,930
Deferred revenue	142,129	168,006

Total Current Liabilities	1,116,598	1,485,172
Deferred revenue, net of current portion	45,496	44,042

Total Liabilities	1,162,094	1,529,214

Commitments and Contingencies	—	—
Stockholders’ Equity:
Common stock	1,240	1,114
Undesignated preferred stock	—	—
Additional paid-in capital	51,247,485	47,423,915
Accumulated deficit	(37,318,189)	(34,972,787)
Treasury stock	(6,464)	(6,464)

Total Stockholders’ Equity	13,924,072	12,445,778

Total Liabilities and Stockholders’ Equity	$15,086,166	$13,974,992

MYOMO, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(unaudited)

For the three months ended March 31,	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,345,402)	$(1,556,400)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation	14,599	2,169
Stock-based compensation	336,355	20,139
Amortization of debt discount	—	2,213
Inventory reserve	(645)	28,519
Change in fair value of derivative liabilities	(15,307)	24,846
Changes in operating assets and liabilities:
Accounts receivable	145,594	66,168
Inventories	(63,923)	(43,319)
Prepaid expenses and other	15,182	(20,634)
Other assets	—	(97,625)
Accounts payable and other accrued expenses	(327,390)	367,101
Accrued interest	—	79,123
Deferred revenue	(24,423)	(34,058)

Net cash used in operating activities	(2,265,360)	(1,161,758)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of equipment	(64,924)	(4,252)

Net cash used in investing activities	(64,924)	(4,252)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of convertible promissory notes, net	—	1,770,000
Net settlement of vested restricted stock units to fund related employee statutory tax withholding	(63,149)	—
Proceeds from exercise of stock options	—	2,736
Proceeds from exercise of warrants	3,550,490	—

Net cash provided by financing activities	3,487,341	1,772,736

Net increase in cash, cash equivalents and restricted cash	1,157,057	606,726
Cash, cash equivalents and restricted cash, beginning of period	13,011,373	849,174

Cash, cash equivalents and restricted cash, end of period	$14,168,430	$1,455,900

MYOMO, INC.

RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA

(unaudited)

	Three months ended March 31,
	2018	2017
GAAP net loss	$(2,345,402)	$(1,556,400)
Adjustments to reconcile to Adjusted EBITDA:
Interest (income) expense	(42,188)	140,871
Other expense	—	26,994
Depreciation expense	14,599	2,169
Stock-based compensation	336,355	20,139
Change in fair value of derivative liabilities	(15,307)	24,846

Adjusted EBITDA	$(2,051,943)	$(1,341,381)